UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 12, 2007

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-3492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

1401 McKinney, Suite 2400, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 759-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As announced on December 6, 2007, Andrew R. Lane, Executive Vice President and Chief Operating Officer, will be taking early retirement on December 31, 2007.  Under his Executive Employment Agreement, dated as of January 1, 1999, Mr. Lane will receive, as of his early retirement date, (a) his regular salary through such date, (b) a lump sum payment equal to two years’ annual base salary, (c) retention of all shares of Halliburton common stock previously granted to him under the Halliburton Company 1993 Stock and Incentive Plan (the “1993 Plan”), (d) retention of all option shares granted under the 1993 Plan, subject to their existing vesting schedules, (e) retirement benefits payable under Halliburton’s Supplemental Executive Retirement Plan and Benefit Restoration Plan, and (f) retirement and welfare plan benefits provided employees generally.

On December 12, 2007, Halliburton and Mr. Lane entered into a Resignation, General Release and Settlement Agreement, Supplementing and Amending the Executive Employment Agreement, under which Mr. Lane will be eligible to receive a lump sum payment of $1,050,000 and any pro-rata benefits payable under the 2006 and 2007 cycles under Halliburton’s Performance Unit Program if he completes a three-year non-competition and non-solicitation agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: December 18, 2007	By:	/s/ Robert L. Hayter
Robert L. Hayter
Assistant Secretary